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                                                                Exhibit 3.3

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                    VOLUME SERVICES AMERICA HOLDINGS, INC.


         VOLUME SERVICES AMERICA HOLDINGS, INC, a Delaware corporation (the "Corporation"), hereby certifies as follows:

         Pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation have duly adopted the following Restated Certificate of Incorporation. The Corporation was originally incorporated under the name "VSI Acquisition II Corporation" and filed its original Certificate of Incorporation with the Secretary of State of Delaware on November 21, 1995. The Corporation filed Certificates of Amendment with the Secretary of State of Delaware on December 20, 1995, April 1, 1997, April 24, 1997 and October 16, 1998. The following constitutes only a restatement and not an amendment of the Corporation's Certificate of Incorporation.

                  FIRST:   The name of the Corporation is Volume Services
America Holdings, Inc.

                  SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  THIRD:   The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $0.01 each.

                  FIFTH:   The name and address of the incorporator is Jay A.
Shiland, 425 Lexington Avenue, New York City, New York 10017-3954.

                  SIXTH:   The Board of Directors of the Corporation, acting
by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

                  SEVENTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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                                                                             2

                  IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation on October 21, 1998.


                                             /s/ Janet L. Steinmayer
                                       ---------------------------------
                                       Name:  Janet L. Steinmayer
                                       Title:   General Counsel